EXHIBIT 99.2

Glacial Lakes corn processors

301 20th Avenue SE •  p.o. box 1323 • Watertown, sd  • 57201

Phone: 605-882-8480 • Fax: 605-882-8982

301 20th Avenue SEbox 1323Watertown, sd

August 1, 2019

Dear GLCP Member:

Your Board of Directors (“Board”) and management team consistently seek ways to enhance your investment in Glacial Lakes Corn Processors through the strategic planning process.  This may consist of investing in capital projects that improve operational efficiency or even an acquisition that allows us to achieve greater efficiencies by spreading our costs over additional gallons.

In accordance with the strategic plan initiatives developed by the Board and management team recently, Glacial Lakes Energy (“GLE”) has entered an agreement with Advanced BioEnergy (“ABE”) to purchase its ethanol production facilities in Aberdeen and Huron, South Dakota.  Strategically, both ABE plants fit well into GLE’s current marketing, operational, and administrative footprint.  The Aberdeen plant, which began operation in 2008, currently produces about 49.0 million gallons per year; it includes unit train shipping capabilities (loop track).  The Huron plant, which began operation in 1998 and was retro-fitted in 2006, currently produces about 33.0 million gallons per year; it has achieved a very favorable carbon intensity score on its ethanol production.

Strategic opportunities to achieve greater economies of scale that are within our trade area will not come along often and when they do, we must be ready to execute.  We have conducted an extensive due diligence analysis of how these two plants would conceptually fit into our current footprint and we see operational, commercial, and administrative economies of scale to be achieved that wouldn’t otherwise be available.  Although margins have been difficult recently, the Board and management remain optimistic about the long-term prospects of ethanol and higher blends.

With the addition of the ABE plants, GLE and its sibling subsidiaries will purchase 125 million bushels of corn annually to produce nearly 350 million gallons of ethanol; one million tons of feed; and 94 million pounds of corn oil for local, domestic, and export markets.

We believe Glacial Lakes Corn Processors has been a success story.  Rest assured, your Board of Directors and management team will continue to put forth every effort available to ensure our success continues for many years to come.

We have included, on the back of this letter, a “Q & A” attempting to answer some of the more common questions we anticipate, and the press release prepared by ABE and GLE.  If you have any questions about this matter, please contact our Watertown main office.

Sincerely,

GLACIAL LAKES CORN PROCESSORS

/s/ Mark J. Schmidt_____________/s/ James A. Seurer______________

Mark J. Schmidt, Board ChairmanJames A. Seurer, Chief Executive Officer

Advanced BioEnergy Purchase Opportunity - Frequently Asked Questions

Why now?  Strategic opportunities like this one will not come along often and we must be ready to execute.  We can achieve greater economies of scale with opportunities that are within our membership footprint and commercial trade area than those that aren’t.  The Board and management remain optimistic about the future of ethanol and higher blends and these two plants will enhance our existing Watertown & Mina footprint.  We believe this opportunity will be incremental to the value of GLCP shares and, ultimately, the GLCP shareholder.

How will we pay for this purchase?  We will finance the entire $47.5 million purchase price with a ten-year note from Compeer Financial, a Farm Credit Bank System institution.

How does the acquisition affect my ownership in GLCP?  Following this acquisition, your ownership of gallons will increase by approximately 32% or from 1.37 gallons per share to approximately 1.81 gallons per share.  Since GLCP is not issuing any shares for this purchase, your ownership will not be diluted in any way.  GLCP will now be the parent company of four limited liability companies:  GLE-Watertown, GLE-Mina, GLE-Aberdeen, & GLE-Huron.   The company headquarters will remain in Watertown.

How will this impact GLE’s financial condition?  Preserving our strong working capital position has been and always will be the highest of our priorities.  As with every opportunity, there are pros and cons.  This transaction will create debt to be spread across a four-plant footprint which will be repaid over 10 years or sooner at our option.  After conducting a thorough analysis, we see opportunities to allocate significant fixed costs over a larger production base which will help profitability during periods of tight margins.

Will this impact future dividends?  Your Board and management team have carefully assessed this opportunity and we remain committed to maintaining a proper balance between paying competitive dividends, reinvesting in prudent projects, and paying down this new debt.

Will this affect my corn commitment?  To comply with applicable IRS rules, it will be necessary to increase your per-share corn commitment as we move from the current purchase of 92 million bushels to more than 125 million bushels to operate our four-plant footprint.

Can I deliver corn to these new facilities?   You may deliver corn to the new locations in Huron and Aberdeen but the freight rates on your corn commitment may vary at the Board’s discretion.

Will there be a vote on this?  The acquisition does not require a GLCP member vote.  Under the GLCP Articles and Bylaws, the Board has authority to invest capital into property, plant and equipment including the purchase of additional plants/locations.

When does the transaction take affect?  The target closing date is late September 2019.

When will share trading resume?  Seven days following the post marked date of this letter.  Please check AgStockTrade.com to list an offer to purchase or sell.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Securities and Exchange Commission Safe Harbor

This Glacial Lakes Corn Processors (“GLCP”) member letter and “Q&A” contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.   Among other things, these factors include the risk that the sale of these two ethanol plants will not be completed or will be delayed, or that closing conditions to the transaction are not satisfied.  In addition, we may not achieve anticipated benefits of the acquisition.  More information about Glacial Lakes Corn Processors and Glacial Lakes Energy, LLC is available at www.glaciallakesenergy.com.  For a further list and description of risks and uncertainties associated with Advanced BioEnergy, LLC, see its reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in its most recent annual report on Form 10-K. The cautionary statements herein expressly qualify all of GLCP’s forward-looking statements. GLCP is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Important Information Regarding Information Filed with the SEC

This communication may be deemed to be solicitation material in respect of the proposed asset sale. ABE will file a Preliminary Proxy Statement with the Securities and Exchange Commission with respect to the transaction described in the GLCP member letter and Q&A and the enclosed press release. ABE will make a copy of the definitive Proxy Statement available through its website Proxy Statement when it is available, and will transmit a copy to all of its unitholders.  The Proxy Statement and other information filed with the SEC contain important information about the transaction. Please note: the transaction does not require a GLCP member vote under GLCP’s Articles and Bylaws; GLCP members are not voting on the transaction.  The foregoing information on the Proxy Statement and other information filed by ABE with the SEC is a matter of public record, and is being provided to GLCP members solely for a source of additional information about the transaction.